AMCAP Fund, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$35,799
Class B	$1,074
Class C	$1,419
Class F	$5,487
Total	$43,779
Class 529-A	$883
Class 529-B	$72
Class 529-C	$127
Class 529-E	$40
Class 529-F	$35
Class R-1	$35
Class R-2	$407
Class R-3	$1,198
Class R-4	$1,210
Class R-5	$1,399
Total	$5,406

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0420
Class B	$0.0184
Class C	$0.0167
Class F	$0.0428
Class 529-A	$0.0399
Class 529-B	$0.0164
Class 529-C	$0.0176
Class 529-E	$0.0313
Class 529-F	$0.0473
Class R-1	$0.0164
Class R-2	$0.0184
Class R-3	$0.0312
Class R-4	$0.0435
Class R-5	$0.0510

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	855,231
Class B	57,741
Class C	84,861
Class F	131,585
Total	1,129,418
Class 529-A	22,717
Class 529-B	4,427
Class 529-C	7,379
Class 529-E	1,332
Class 529-F	810
Class R-1	2,137
Class R-2	22,293
Class R-3	37,784
Class R-4	28,666
Class R-5	30,015
Total	157,560

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$21.57
Class B	$20.76
Class C	$20.62
Class F	$21.47
Class 529-A	$21.51
Class 529-B	$20.82
Class 529-C	$20.83
Class 529-E	$21.30
Class 529-F	$21.54
Class R-1	$20.98
Class R-2	$20.97
Class R-3	$21.31
Class R-4	$21.49
Class R-5	$21.65